Exhibit 99.1

Investor Relations Contact:

Lippert / Heilshorn & Associates

Kirsten Chapman / Cathy Mattison

(415) 433-3777

cmattison@lhai.com

Axesstel Receives Delisting Notice from NYSE Amex

SAN DIEGO, CA – July 8, 2009 – Axesstel, Inc. (AFT) announced information regarding the status of the company’s common stock listing on the NYSE Amex LLC.

On July 1, 2009, NYSE Amex delivered a notice to the company confirming that NYSE Amex intends to delist the company’s common stock from NYSE Amex. The basis for the NYSE Amex delisting determination is set out below. Axesstel has a limited right to appeal the basis for the delisting determination by requesting a hearing with an NYSE Amex listing qualifications panel. Axesstel has decided not to appeal the staff’s determination. Axesstel’s business operations will continue in the normal course and will not be affected by the status of its NYSE Amex listing.

“While we made substantial progress on our plan during 2008, the global economic slowdown impacted our results of operations for the first quarter of 2009 and took us off of our plan of compliance with NYSE Amex,” said Clark Hickock, chief executive officer of Axesstel. “We remain optimistic about our business for the longer term, and we intend to reapply for listing on the NASDAQ or NYSE Amex exchanges when our operations improve and we meet the listing criteria. In the meantime, we’ve been pleased with the increased trading volume and liquidity in the market for our common stock. We will continue to focus on our core business and investor relations activities, irrespective of any transition from the NYSE Amex to the Over-the-Counter Bulletin Board.”

The company did not, and currently does not, satisfy the continued listing standards contained in Section 1003(a)(i) and Section 1003(a)(ii) of the NYSE Amex LLC Company Guide. Specifically, the NYSE Amex staff noted that (1) the company’s stockholder’s equity was less than $2,000,000 and losses from continuing operations and net losses were incurred in two out of the three most recent fiscal years; and (2) the company’s stockholder’s equity was less than $4,000,000 and losses from continuing operations and/or net losses were incurred in three out of the four most recent fiscal years. Axesstel submitted a plan of compliance to NYSE Amex that projected that income from operations would result in the company attaining $4,000,000 of shareholder equity by September 7, 2009. While it generated net income for the fiscal year ended December 31, 2008, results of operations for the first quarter period ended March 29, 2009 were below expectations and below the projected results in its plan.

If the company’s common stock is delisted from the exchange, it will apply to have its common stock quoted for trading on the Over-the-Counter Bulletin Board. Stocks traded on the Over-the-Counter Bulletin Board may experience more limited trading volume and exhibit wider spreads between the bid/ask quotation. In addition, the company’s common stock would become subject to the “penny stock” rules, which impose additional customer suitability and disclosure requirements on broker-dealers effecting transactions in common stock. These requirements could adversely affect the market price and liquidity of the company’s common stock.

ABOUT AXESSTEL, INC.

Axesstel (AFT) is a recognized industry leader in the design and development of fixed wireless voice and broadband data products. Axesstel’s best in class product portfolio includes wireless web computers, broadband modems, 3G gateways, voice/data terminals, fixed wireless desktop phones and public call office phones for access to online computing, high-speed data and voice calling services. The company delivers innovative fixed wireless solutions to leading telecommunications operators and distributors worldwide. Axesstel is headquartered in San Diego, California with a research and development center in Seoul, South Korea. For more information on Axesstel, visit www.axesstel.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: With the exception of historical information, the statements set forth above include forward-looking statements relating to market penetration and conditions, product capabilities and the timing of new product introductions which may affect future results and the future viability of Axesstel. Axesstel wishes to caution readers that actual results could differ materially from those suggested by the forward-looking statements due to risks and uncertainties and a number of important risk factors. Those factors include but are not limited the risk factors noted in Axesstel’s filings with the Securities and Exchange Commission, such as to the need for additional working capital; economic and political instability in developing markets served by Axesstel; unforeseen manufacturing difficulties, unanticipated component shortages, competitive pricing pressures and the rapidly changing nature of technology and frequent introductions of new products and enhancements by competitors; the competitive nature of the markets for Axesstel’s products; product and customer mix, Axesstel’s need to gain market acceptance for its products; dependence on a limited number of large customers; potential intellectual property-related litigation; Axesstel’s need to attract and retain skilled personnel; and Axesstel’s reliance on its primary contract manufacturer. All forward-looking statements are qualified in their entirety by this cautionary statement, and Axesstel undertakes no obligation to revise or update this press release to reflect events or circumstances occurring after this press release.